Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

Lightstone Value Plus REITs Close $40.1 Million of CMBS financing through Barclays Bank

New York, NY, (December 20, 2013) – Lightstone Value Plus Real Estate Investment Trust, Inc. ("LVPR"), and Lightstone Value Plus Real Estate Investment Trust II, Inc. (“LVPRII”), public, non-traded REITs sponsored by The Lightstone Group ("Lightstone"), a privately held real estate company founded by David Lichtenstein, announced the closing of two CMBS loans totaling $40.1 million, arranged by Barclays Bank.

A loan of $15.7 million was financed for LVPR, encumbering three hospitality assets with a total of 295 keys, and another $24.4 million was financed for LVPRII, encumbering four hospitality assets with a total of 473 keys.

"We have a long standing relationship with Barclays and are very pleased to have them arrange this financing transaction on our behalf" said David Lichtenstein, Chairman and CEO of Lightstone. "This transaction is a reflection of the continued confidence Barclays has in Lightstone and our ability to successfully enhance the value of hotel assets."

The Marriott, Starwood, and IHG-branded hospitality assets are located throughout the United States and are representative of the types of limited-service hotels the LVPR and LVPR II seek to acquire.

About LVPR and LVPRII
LVPR and LVPRII are public, non-traded REITs sponsored by The Lightstone Group that offer shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is closed to new investors. For more information, visit www.lightstonecapitalmarkets.com.

About The Lightstone Group
The Lightstone Group, founded in 1988, is a privately held real estate company with a diversified real estate portfolio consisting of properties located throughout the United States. Today, Lightstone's portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 residential lots.

Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling over 8 million square feet.

Lightstone is one of the most active residential developers in New York City with more than 1,600 rental units currently under development in Manhattan, Brooklyn and Queens.
For more information, visit www.lightstonegroup.com.

Forward-Looking Statements
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR's and LVPR II’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be materially different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements. Factors that may affect future results, including certain “risk factors”, are contained in LVPR and LVPR II’s respective filings with the SEC, which are available at the SEC’s website at www.sec.gov.